Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 250 to the Registration Statement of Deutsche DWS Investment Trust (Form N-1A, No. 002-13628) of our reports dated November 26, 2019 on the financial statements and financial highlights of DWS CROCI® U.S. Fund, DWS Core Equity Fund, DWS Small Cap Growth Fund, DWS Small Cap Core Fund, and DWS Capital Growth Fund (five of the Funds constituting Deutsche DWS Investment Trust) included in each Fund’s Annual Report for the fiscal year ended September 30, 2019.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

January 22, 2020